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                                                         [LOGO] LINCOLN
                                                                ---------------
                                                                FINANCIAL GROUP
                                                                LINCOLN LIFE

The Lincoln National Life Insurance Company
350 Church Street
Hartford, CT 06103-1106



December 19, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Lincoln Life & Annuity Company of New York
     Initial Registration Statement
     Lincoln Life & Annuity Flexible Premium Variable
       Life Account M (the "Account")
       File No. 811-08559, under the Securities Act of 1933, as amended

Commissioners:

This opinion is furnished in connection with the Initial Registration Statement on Form S-6 to be filed by Lincoln Life & Annuity company of New York ("LLANY") under the Securities Act of 1933, recorded as File No. 811-08559. The "street name" of this product is "VUL-DB." The prospectus included in said Initial Registration Statement describes the Policy. The Lincoln National Life Insurance Company, by whom I am employed, is responsible to LLANY for the preparation and updating of this Registration Statement and Amendments thereto.

In my opinion, the illustrations of benefits under the Policies included in the Section entitled "Illustrations" in the prospectus, based on assumptions stated in illustrations, are consistent with the provisions of the forms of the Policies. The ages selected in the illustrations are representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an Exhibit to this Initial Registration Statement and to the reference to me under the heading "Experts" in said Registration Statement.

Very truly yours,

/s/ Vaughan W. Robbins
--------------------------------
    Vaughn W. Robbins, FSA, MAAA